Exhibit 4.6

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

NANOX IMAGING PLC.

WARRANT TO PURCHASE ORDINARY SHARES

June 17, 2019

THIS CERTIFIES that, for value received, SK Telecom TMT Investment Corp., its successors and permitted assigns (the “Holder”), is entitled during the Exercise Period to subscribe for and purchase from Nanox Imaging PLC., a Gibraltar company with principal offices at 50 Town Range, Suite 7B and 8B, Gibraltar GX111AA (the “Company”), 2,262,443 Ordinary Shares of the Company, each of US$0.01 par value, (the “Ordinary Shares” or “Shares”) at a price of US$20.87 per share representing at the date hereof a Company pre-money valuation of US$577,000,000, (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

As used herein the term “Exercise Period” shall mean the period commencing on the date hereof and ending on the earlier of (i) 36 (thirty six) months from the date hereof (ii) closing of an Exit Event (as defined hereinafter).

1.          Method of Exercise; Payment.

(a)          Method of Exercise. The purchase rights represented by this Warrant to purchase Shares (this “Warrant”) may be exercised by the Holder, in whole or in part, at any time during the Exercise Period by: (i) the surrender of this Warrant, with the notice of exercise form attached as Exhibit A hereto (the “Notice of Exercise”) duly executed, at the principal office of the Company; and (ii) by the payment to the Company, no later than fourteen (14) days following delivery of the Notice of Exercise, of Mt amount equals to the Total Exercise Price, by wire transfer or certified check payable to the order of the Company. The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b)          Stock Certificates. In the event of any exercise of the rights represented by this Warrant, a certificate for the Shares so purchased shall be delivered to the Holder.

2.          Stock Fully Paid All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof.

3.          Adjustment of Exercise Price and Number of Shares. The number and class of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustments from time to time upon the occurrence of the following events:

(a)          Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Ordinary Shares, or shall issue a stock dividend on its outstanding Ordinary Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Ordinary Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(b)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the Holder of this Warrant will thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company to which a holder of Ordinary Shares would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Exercise’ Price then in effect and the number of shares issuable upon exercise of this Warrant) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

(c)          Notices. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant in accordance with Section 3 hereof, then, and in each such case, the Company shall give written notice thereof to the Holder at the address of such Holder as written opposite its signature hereinafter, which notice shall state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each. Any written notice by the Company required or permitted hereunder shall be given pursuant to Section 8(e) below.

4.          Fractional Shares. No fractional shares of Ordinary Shares will be issued in connection with any exercise hereunder, but in lieu of Such fractional shares the Company shall make a dash payment therefor upon the basis of the Exercise Price then in effect.

5.          Exit Event. If at any time there is to occur (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale of all or substantially all of the assets of the Company; or (iii) the consummation of an underwritten initial public offering of the Company’s shares (each, an “Exit Event”), then at least sixty (60) days prior to the closing. of such Exit Event, the Company shall give written notice thereof to the Holder at the address of such Holder as written opposite its signature hereinafter, which notice shall provide reasonable details of the anticipated Exit Event. Any written notice by the Company required or permitted hereunder shall be given pursuant to Section 8(e) below.

6.          Rights of Stockholders. Nothing’ contained herein shall confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been issued.

7.          Market Stand-Off

Upon exercise of this Warrant and for a period of (i) one hundred eighty (180) days thereafter, and/or (ii) one hundred eighty (180) days following the date of the final prospectus relating to an underwritten initial public offering of the Company’s shares, the Holder will not, without the prior written consent of the Company (such consent shall not be unreasonably withheld), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

8.          Miscellaneous.

(a)          This Warrant shall be governed by and construed in accordance with the general corporation law of the territory of Gibraltar as to matters within the scope hereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflict Of laws.

(b)          The terms of this Warrant Shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company or the Holder.

(c)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company will execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and tenor.

(d)          This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

(e)          Any written notice by the Company required or permitted hereunder shall be addressed to the Holder at the address written opposite its signature hereinafter and shall be deemed to be received (i) upon delivery, if was delivered by hand, (ii) within seven (7) days if delivered by first class mail, postage prepaid, or (iii) within I (one) business day following electronic confirmation of transmission by facsimile or electronic mail.

(f)          This Warrant may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and the Holder has executed this Warrant as of the date first written above.

COMPANY:

NANOX IMAGING PLC.

By:	/s/ Ran Poliakine
Name: Ran Poliakine
Title: CEO

HOLDER:

SK TELECOM TMT INVESTMENT CORP.

By:	/s/Yangki Kim
Name: Yangki Kim
Title: CEO

Address:	55 E. 59th Street, 10th Floor
Facsimile:	NY, NY 10022
Email:	Yangki@SKUSA.com

EXHIBIT A

NOTICE OF EXERCISE

TO:          Nanox Imaging PLC.
  Attention:  Chief Executive Officer

1.          The undersigned hereby elects to exercise this Warrant (in whole or in part) and accordingly to purchase                  shares of Ordinary Shares of the Company, pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such shares in full, in an amount of US$                 .

2.          Please issue a certificate or certificates representing said shares of Ordinary Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

SK TELECOM TMT INVESTMENT CORP.

By:

Name:

Title:

Date: